Exhibit 99.2

                    HOME PROPERTIES RELEASES DETAILS
                    ON PENDING PORTFOLIO ACQUISITION

                         FOR IMMEDIATE RELEASE:
                            Tuesday, May 26, 1998
Rochester, New York/ PR Newswire/ -- Home Properties (NYSE:HME), a real estate investment trust ("REIT") which owns, operates, acquires and develops apartment communities in select Northeast, Midwest, and Mid-Atlantic markets, today released further details regarding its previously-announced agreement to acquire a portfolio of 17 communities (the "Acquisition Portfolio") containing 4,002 apartment units for a total purchase price of $155 million from the Kaplen Foundation and its affiliated partnerships. The transaction remains subject to certain customary closing conditions.

The properties are located in New Jersey (2,363 units), Maine (596 units), New York (327 units), Pennsylvania (310 units), Ohio (242 units) and Michigan (164 units). With the exception of two communities to be acquired in Portland, Maine, all of the Acquisition Portfolio communities are located in markets where Home Properties has an established presence. Several individuals from the current residential property management team will join Home Properties to staff a new regional office in Englewood, New Jersey.

The Acquisition Portfolio is approximately 96% occupied, with monthly rents averaging $626 and an average age of 33 years. The majority of the buildings have brick exteriors, with unit sizes averaging 746 square feet. (A schedule of property specific information appears at the end of this press release.) The Company plans initial expenditures of approximately $5 million for capital improvements. Additional investments of approximately $10 million will be made over the next several years to upgrade apartments, including replacing windows and remodeling kitchens as warranted. Management expects the portfolio to generate an initial 10% unleveraged return on acquisition and capital Improvement costs (after allocating 3% of rental revenues for management and overhead expenses and before normalized capital expenditures of approximately $375 per unit annually).

The Company has received a commitment for a standby acquisition facility for the full amount of the purchase price. If funded, the loan would bear interest at LIBOR plus 165 basis points.

According to Norman Leenhouts, Chairman and Co-CEO of Home Properties, "We are honored to have the opportunity to own and operate this portfolio and look forward to completing the transaction within the next 30 to 60 days. This acquisition is consistent with our growth strategy of expanding in markets where occupancies are tight, where there are barriers to new apartment construction, and there are opportunities to acquire and reposition existing communities at prices well below replacement costs. Furthermore, we look forward to increasing economies of scale as we continue to cluster in markets where we currently have a presence."

The Company's investment in the Acquisition Portfolio will average approximately $40,000 per apartment unit. Year to date, the Company has acquired nine communities containing 3,055 apartment units for a total purchase price of $120 million. In addition, management has announced a pipeline of pending acquisitions which now totals $211 million, including the Acquisition Portfolio. When and if consummated, these transactions will result in a 62% net increase in the number of units owned since January 1, 1998.

This press release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real estate conditions, other conditions that might affect operating expenses, and the timely completion of repositioning activities within anticipated budgets, the completion of anticipated acquisitions, and continued access to capital to fund growth.

Home Properties is a fully integrated, self-administered and self-managed real estate investment trust which currently operates 231 communities containing 26,090 apartment units (not including pending acquisitions). Of these, 17,103 units in 71 communities are owned directly by the Company, 6,139 units are partially owned and managed by the Company as general partner, and 2,848 units are managed for other owners. The communities are located throughout the Northeastern quadrant of the United States, including New York, Michigan, Pennsylvania, Maryland, New Jersey, Virginia, Connecticut, Ohio, and Indiana. In addition, Home Properties manages 1.7 million square feet of commercial space. Home Properties' common stock is traded on the New York Stock Exchange under the symbol "HME" and on the Berlin Stock Exchange under the symbol "HMP GR". The Company's web site address is www.homeproperties.com.
Table follows.

                                                  3/98     3/98
                                Year   Wtd. Avg.  Wtd.Avg. Economic
Property Name      # of Units   Built  Sq. Ft.    Rent/    Occupancy
-------------      ----------   -----  --------   -------  ---------

New Jersey
 East Hill Gardens,     33       1957     695     $751       96.9%
 Tenafly
 Lakeview, Leonia       106      1968     492     $707       97.3%
 Leland Gardens,        256      1972     575     $561       96.0%
   Plainfield
 Oak Manor, Ridgewood   77       1955     775     $946      100.0%
 Pleasantview,          1,142    1967     745     $674       96.2%
   Piscataway
 Pleasure Bay, Long     270      1970     667     $583       98.1%
   Branch
 The Towers, Passaic    137      1961     916     $879       96.8%
 Wayne Village, Wayne   275      1964     725     $733       97.8%
 Windsor Realty,        67       1952     675     $695       98.2%
   Woodridge

Maine
 Mill Co. Gardens, So.  96       1950     550     $443       98.2%
   Portland
 So. Portland, So.      500      1943     836     $475       94.5%
   Portland

New York
 Mountainside,          227      1972     759     $745       97.8%
   Garnerville
 Patricia, Peekskill    100      1973     770     $774       99.1%

Pennsylvania
 Beechwood Gardens,     160      1966     775     $579       90.9%
   Phila.
 Payne Hill Gardens,    150      1980     793     $553       94.1%
   Payne Hill

Ohio
 Weston Gardens,        242      1972     804     $439       94.8%
   Columbus

Michigan
 Cherry Hill Club,      164      1971     878     $515       95.0%
   Inkster

        Total/Average 4,002               746     $626       96.3%



                                     *****
                           For further information:
                        Amy L. Tait, Executive Vice President
                          Home Properties of New York, Inc.
                          (716) 546-4900 or (716) 246-4108